Exhibit (e)(2)
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
      The following table sets forth certain information regarding all persons known by the Company to own beneficially more than 5% of the Company’s Common Shares, the only class of its voting securities, as of the record date. The number of shares beneficially owned by each beneficial owner listed below is based upon the number reported by such owner in documents publicly filed with the SEC, publicly available information or information available to the Company. The number of shares and percentage of class include shares of which such beneficial owner has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

	Number of
	Common		Percentage
Name and Address	Shares		of Class

Bennett S. LeBow	12,849,118	(1)	55.1%
Vector Group Ltd.
VGR Holding Inc.
100 S.E. Second Street
Miami, FL 33131
New Valley Holdings, Inc.
104F Springer Building
3411 Silverside Road
Wilmington, DE 19810

Howard M. Lorber	2,035,370	(2)	8.7%
New Valley Corporation
100 S.E. Second Street
Miami, FL 33131

Lawndale Capital Management, LLC	1,424,536	(3)	6.1%
Andrew E. Shapiro
Diamond A Partners, L.P.
591 Redwood Highway
Suite 2345
Mill Valley, CA 94941

Canyon Capital Advisors LLC	1,303,635	(4)	5.6%
Mitchell R. Julis
Joshua S. Friedman
R. Christian B. Evensen
Suite 200
9665 Wilshire Boulevard
Beverly Hills, CA 90212

Carl C. Icahn	1,262,686	(5)	5.4%
c/o Icahn Associates Corp.
767 Fifth Avenue
New York, NY 10153

(1)	Based on Amendment No. 18 to Schedule 13D dated May 14, 2001, filed jointly by Vector Group, VGR Holding Inc., a direct wholly-owned subsidiary of Vector Group, New Valley Holdings Inc., a direct wholly-owned subsidiary of VGR Holding, and Bennett S. LeBow. According to the filing, VGR Holding exercises sole voting power and sole dispositive power over 85,602 Common Shares and New Valley Holdings exercises sole voting power and sole dispositive power over 12,763,516 Common Shares. Each of VGR Holding and New Valley Holdings disclaims beneficial ownership of the shares beneficially owned by the other under Rule 13d-3 under the Securities Exchange Act, or for any other purpose. Each of Vector Group and Mr. LeBow disclaims beneficial ownership of these shares under Rule 13d-3, or for any other purpose.

(2)	Based on Schedule 13D dated January 10, 2005 filed by the named individual. Includes 1,850,037 Common Shares held directly by Mr. Lorber (subject to the vesting provisions of the January 2005 restricted stock award of 1,250,000 shares, discussed below), 120,000 Common Shares held by Lorber Alpha II Partnership, a Nevada limited partnership, and 65,333 Common Shares subject to currently exercisable employee stock options. Lorber Alpha II, Inc., a Nevada corporation, is the general partner of Lorber Alpha II Partnership. Mr. Lorber is the director, officer and principal stockholder of Lorber Alpha II, Inc.

(3)	Based on Schedule 13G dated February 2, 2005, filed by the named individuals and entities. Lawndale Capital Management LLC is an investment adviser, Mr. Shapiro is the manager of Lawndale and Lawndale is the general partner of Diamond A Partners, L.P. The named entities and individual have reported that, as of December 31, 2004, Lawndale and Mr. Shapiro had shared power to vote or to direct the voting and to dispose or direct the disposition of 1,424,536 Common Shares, and Diamond A Partners, L.P. had shared power to vote or direct the voting and to dispose or direct the disposition of 1,249,938 Common Shares.

(4)	Based on Schedule 13G dated February 14, 2005, filed by the named individuals and entity. Canyon Capital Advisors LLC is an investment advisor to various managed accounts. Capital Advisors LLC is owned by entities controlled by Messrs. Julis, Friedman and Evensen. The named entity and individuals have reported that, as of December 31, 2004, the entity had sole power, and the individuals shared power, to vote or to direct the voting and to dispose or direct the disposition of 1,303,635 Common Shares.

(5)	Based on Schedule 13D dated June 4, 1999, filed by Carl C. Icahn and affiliated entities. These shares include 1,242,686 Common Shares, of which Tortoise Corp. has sole voting power and sole dispositive power, and 20,000 Common Shares, of which Little Meadows Corp. has sole voting power and sole dispositive power. Both of these corporations are 100% owned by Mr. Icahn, who has shared voting power and shared dispositive power over 1,262,686 Common Shares.

      The following table sets forth, as of the record date, the beneficial ownership of the Common Shares by each of the Company’s directors and nominees, each of the executive officers named in the Summary Compensation Table below and all directors and executive officers as a group. The percentage of each class includes securities of which such person has the right to acquire beneficial ownership as specified in Rule 13d-3(d)(1) under the Securities Exchange Act. Unless otherwise indicated, each person possesses sole voting and investment power with respect to securities indicated as beneficially owned.

	Number of
	Common	Percentage
Name	Shares	of Class

Bennett S. LeBow(1)(4)	12,849,118	55.1%
Howard M. Lorber(2)(4)	2,035,370	8.7%
Richard J. Lampen(4)	0	—
Henry C. Beinstein(3)(5)	41,499	*
Arnold I. Burns(5)(6)	30,000	*
Ronald J. Kramer(5)(6)	30,000	*
Barry W. Ridings(5)(6)	30,000	*
Victor M. Rivas(5)	0	—
Marc N. Bell(7)	0	—
J. Bryant Kirkland III(7)	8,851	*
All directors and executive officers as a group (10 persons)	15,024,838	63.9%

*	The percentage beneficially owned does not exceed 1% of the class.

(1)	Includes the VGR Holding shares and the New Valley Holdings shares, as to which Mr. LeBow disclaims beneficial ownership. See footnote (1) to the preceding table.

(2)	Includes 1,850,037 Common Shares held directly by Mr. Lorber (subject to the vesting provisions of the January 2005 restricted share award of 1,250,000 shares, discussed below), 120,000 Common Shares held by Lorber Alpha II Partnership, a Nevada limited partnership, and 65,333 Common Shares subject to currently exercisable employee stock options. Lorber Alpha II, Inc., a Nevada corporation, is the general partner of Lorber Alpha II Partnership. Mr. Lorber is the director, officer and principal stockholder of Lorber Alpha II, Inc.

(3)	Includes 833 Common Shares beneficially owned by his spouse, as to which shares Mr. Beinstein disclaims beneficial ownership, and 30,000 Common Shares issuable upon exercise of options exercisable within 60 days of the record date.

(4)	The named individual is a director and an executive officer of the Company.

(5)	The named individual is a director of the Company.

(6)	Represents shares issuable upon exercise of options exercisable within 60 days of the record date.

(7)	The named individual is an executive officer of the Company.
NOMINATION AND ELECTION OF DIRECTORS
      The Company’s by-laws provide that the number of directors shall be not more than nine and not less than three as shall be determined from time to time by the board. The board of the Company currently consists of eight directors. The present term of office of all directors will expire at the annual meeting.
      Provided a quorum is present, directors are elected by a plurality of the votes cast at an election, to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The nominees for election as directors are discussed below. Although each nominee presently intends to serve, if any nominee is unable or unwilling to serve, the board may nominate another person in substitution. In that case, the persons named as proxies in the accompanying proxy card will vote FOR the election of the substitute nominee for director.
      The board recommends that stockholders vote FOR election of the nominees named below.

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